                                                                    EXHIBIT 99.1



                            KMART HOLDING CORPORATION
                    REPORTS FISCAL 2004 THIRD QUARTER RESULTS
                     CONTINUED IMPROVEMENT IN PROFITABILITY

TROY, MICHIGAN, NOVEMBER 17, 2004 -- Kmart Holding Corporation (NASDAQ: KMRT) today reported financial results for the third quarter of fiscal 2004. For the 13 weeks ended October 27, 2004, Kmart Holding Corporation (Kmart or the Company) reported net income of $553 million, or $5.45 per diluted share compared to a net loss of $(23) million or $(0.26) per diluted share for the same period in 2003. Adjusted net income and adjusted diluted earnings per share, excluding gains on sales of assets, primarily related to previously announced transactions with Home Depot and Sears, were $59 million, or $0.59 per diluted share for the 13 weeks ended October 27, 2004, compared to adjusted net loss and adjusted diluted loss per share of $(24) million and $(0.27) for the same prior year period. Below is a reconciliation of adjusted results to GAAP results.


                                                               13-WEEKS ENDED
                                                        ---------------------------------
                                                        OCTOBER 27, 2004 OCTOBER 29, 2003
                                                        ---------------- ----------------
Adjusted operating income (loss)                              $  102         $  (12)
Gains on sales of assets                                         807              1
                                                              ------         ------
GAAP Operating income (loss)                                  $  909         $  (11)
                                                              ======         ======

Adjusted net income (loss)                                    $   59         $  (24)
Gains on sales of assets                                         494              1
                                                              ------         ------
GAAP Net income (loss)                                        $  553         $  (23)
                                                              ======         ======

Adjusted diluted earnings (loss) per share                    $ 0.59         $(0.27)
Gains on sales of assets                                        4.86           0.01
                                                              ------         ------
GAAP Diluted earnings (loss) per share                        $ 5.45         $(0.26)
                                                              ======         ======

Same-store sales and total sales decreased 12.8% and 13.7%, respectively, for the 13 weeks ended October 27, 2004, compared to the 13 weeks ended October 29, 2003. Total sales were $4.4 billion for the 13 weeks ended October 27, 2004, compared to $5.1 billion in the 13 weeks ended October 29, 2003.

Aylwin Lewis, President and Chief Executive Officer of Kmart, said, "We are pleased that the Company continued to make good progress in improving profitability in the quarter. In addition, with same-store sales in October improving relative to the year-to-date trend, although still negative, we are beginning to see stability as we anniversary the advertising, promotional and inventory changes instituted last year. More importantly, we have achieved this improvement without altering our focus on profitable sales. While we are not yet satisfied with the results, we believe it provides us a solid base for improvement in the important fourth quarter.

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Mr. Lewis continued, "In my short time at Kmart, I am excited by the dramatic improvement that the Company has achieved in our product offering, reflecting the increased investment in quality merchandise in the stores. This is particularly apparent in apparel and electronics, as this quarter we completed our home electronics reset, and continued the roll out of our new more stylish and higher quality apparel lines.

"In addition, we recently upgraded and greatly improved the online shopping experience for our customers through Kmart.com, and last week we announced the launch of our new private label credit card, Kmart Rewards. Together, these initiatives provide us with the products and tools to better serve our customers, which in turn will fuel the continued growth and profitability of our Company. We have a lot of work ahead of us to achieve the level of in-store execution consistent with our goal of being a great company, but I have been impressed by the enthusiasm and energy of the executives and store associates, and believe that together, we have the ability and willingness to meet the challenge."

Operating income for the 13 weeks ended October 27, 2004 was $909 million, as compared to a loss of $(11) million for the same period in the prior year. Adjusted operating income for the 13 weeks ended October 27, 2004 was $102 million, as compared to a loss of $(12) million for the same period in the prior year.

Adjusted operating income (loss), adjusted net income (loss) and adjusted diluted earnings (loss) per share are non-GAAP measures. The Company has provided these adjusted figures to provide a more meaningful comparison of ongoing results and analysis of the Company's operating performance, as they reflect core operations excluding the significant gains realized on sales of assets. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

For the 39 weeks ended October 27, 2004 Kmart reported net income of $801 million, or $7.93 per diluted share. Gains on sales of assets contributed $558 million or $5.50 per diluted share during the 39 weeks.

Operating activities provided net cash of $171 million for the 39 weeks ended October 27, 2004 which was favorably affected by our strong net earnings. This was partially offset by the increase in our inventories, net of associated accounts payable, for the upcoming holiday season and by funding $77 million for future associate medical and dental expenses.

Investing activities generated $345 million for the 39 weeks ended October 27, 2004. During the current year, we received proceeds of $524 million from sales of real and personal property, including $432 million from the sale of owned and assignment of leased properties to Sears and Home Depot. In addition, we purchased 28 previously leased operating properties for $103 million.

Cash and cash equivalents at the end of the quarter was approximately $2.6 billion, which excludes approximately $400 million expected upon the delivery of stores to Sears in the first quarter of 2005 pursuant to the previously announced store sale transaction. The $400 million is included in Accounts receivable, net as of October 27, 2004.

Mr. Lewis commented, "We expect to end the year with over $3.1 billion in cash, which does not include approximately $400 million that we will receive in the first quarter of next year from the sale of stores to Sears. This demonstrates the considerable financial strength and cash generation of the Company, and provides the foundation for our continued improvement. Kmart has been very successful doing more with less; we are now in a position to do more with more. We are very excited about the opportunities before us."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

Favorable markon, improvements in shrink, and reductions in markdowns on promotional and clearance items were the primary factors improving our gross margin rate this quarter. This improvement in the current quarter was partially offset by the effect of the decline in sales on certain fixed operating costs. As a result, gross margin as a percentage of sales increased to 26.1% for the 13 weeks ended October 27, 2004, from 22.9% in the prior year comparable quarter. Gross margin decreased $22 million to $1.15 billion, for the 13 weeks ended October 27, 2004, from $1.17 billion for the 13 weeks ended October 29, 2003.

Selling, general and administrative expenses ("SG&A") decreased $136 million to $1.04 billion for the 13 weeks ended October 27, 2004, from $1.18 billion for the 13 weeks ended October 29, 2003. SG&A, as a percentage of sales, increased to 23.7% for the 13 weeks ended October 27, 2004, from 23.2% in the prior year comparable quarter. The decline in SG&A resulted from a reduction in store payroll and related expenditures due to increased operating efficiencies and reduced sales volume at our stores, and to reductions in newspaper advertising. Included in SG&A for the period is compensation expense of $5 million related to the departure of our former President and Chief Executive Officer.

Interest expense, net for the 13 weeks ended October 27, 2004 and October 29, 2003 was $22 million and $24 million, respectively. During the 13 weeks ended October 27, 2004, $13 million of interest expense was recorded for the accretion of obligations recorded at net present value. To reduce the overall cost of our Credit Facility, we restated and amended it in October 2004, reducing the facility from $1.0 billion to $800 million. We recognized $6 million of debt issuance costs in Interest expense, net for the 13 weeks ended October 27, 2004, $3 million of which we accelerated in conjunction with the reduction to our Credit Facility. Interest expense is net of interest income of $9 million and $2 million for the 13 weeks ended October 27, 2004 and October 29, 2003, respectively.

DISCUSSION OF YEAR-TO-DATE ADJUSTED EBITDA

Year-to-date adjusted EBITDA (Year-to-date earnings before interest, taxes, depreciation, amortization, net gains on sales of assets, bankruptcy-related recoveries and certain other items) is a non-GAAP financial measure. Year-to-date adjusted EBITDA is not the same as EBITDA defined in Kmart's Credit Facility. Year-to-date adjusted EBITDA is a Company-defined metric used by Kmart's management for the administration of the Company's incentive

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compensation program for eligible employees. Year-to-date adjusted EBITDA is not a measure or indicator of the overall financial condition or performance of Kmart and should not be used by investors as a basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Management compensates for this limitation by using GAAP measures, as well, in managing the business.

                                                                        39-WEEKS
                                                                         ENDED
                                                                    OCTOBER 27, 2004
                                                                    ----------------
Net income                                                              $   801
Adjustments to reconcile to Year-to-date Adjusted EBITDA:
  Income tax provision                                                      485
  Interest expense, net                                                      79
  Depreciation and amortization                                              14
  Net gains on sales of assets                                             (911)
  Bankruptcy-related recoveries                                             (13)
  Other                                                                      45
                                                                        -------
Year-to-date Adjusted EBITDA                                            $   500
                                                                        =======

COMPARABILITY OF FINANCIAL STATEMENTS:

Upon emergence from bankruptcy on May 6, 2003, Kmart Corporation (Predecessor Company) applied the provisions of Fresh-Start accounting effective as of April 30, 2003, at which time a new reporting entity, Kmart Holding Corporation (Kmart), was created. As a result of applying Fresh-Start accounting, the reported historical financial statements of the Predecessor Company for periods ended prior to May 1, 2003 generally are not comparable to those of Kmart. Therefore, comparisons of earnings per share data to Predecessor Company results are not included herein. As referenced within this news release, results of operations for the period ended April 30, 2003, refer to the Predecessor Company.

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                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                13-WEEKS ENDED
                                                       ------------------------------
                                                       OCT. 27, 2004    OCT. 29, 2003
                                                       -------------    -------------
Sales                                                    $   4,392        $   5,092
Cost of sales, buying and occupancy                          3,247            3,925
                                                         ---------        ---------

Gross margin                                                 1,145            1,167
Selling, general and administrative expenses                 1,043            1,179
Net gains on sales of assets                                  (807)              (1)
                                                         ---------        ---------

Operating income (loss)                                        909              (11)
Interest expense, net                                           22               24
Bankruptcy-related recoveries                                   (1)              --
Equity income in unconsolidated subsidiaries                    --               (1)
                                                         ---------        ---------

Income (loss) from operations before income taxes              888              (34)
Provision for (benefit from) income taxes                      335              (11)
                                                         ---------        ---------

Net income (loss)                                        $     553        $     (23)
                                                         =========        =========

Basic net income (loss) per common share                 $    6.20        $   (0.26)
                                                         =========        =========

Diluted net income (loss) per common share               $    5.45        $   (0.26)
                                                         =========        =========

Basic weighted average shares (millions)                      89.2             89.6

Diluted weighted average shares (millions)                   101.6             89.6


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                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
                                   (UNAUDITED)


                                                                        OCTOBER 27, 2004    JANUARY 28, 2004    OCTOBER 29, 2003
                                                                        ----------------    ----------------    ----------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                                $ 2,564               $ 2,088           $   941
  Merchandise inventories                                                    3,902                 3,238             4,404
  Accounts receivable, net                                                     649                   301               348
  Other current assets                                                         195                   184               204
                                                                           -------               -------           -------
TOTAL CURRENT ASSETS                                                         7,310                 5,811             5,897
  Property and equipment, net                                                  288                   153               115
  Other assets and deferred charges                                             67                   120               105
                                                                           -------               -------           -------

TOTAL ASSETS                                                               $ 7,665               $ 6,084           $ 6,117
                                                                           =======               =======           =======


LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Long-term debt and mortgages payable due within one year                 $     4               $     4           $    61
  Accounts payable                                                           1,264                   820             1,203
  Accrued expenses and other liabilities                                       777                   671               733
  Taxes other than income taxes                                                276                   281               295
                                                                           -------               -------           -------
TOTAL CURRENT LIABILITIES                                                    2,321                 1,776             2,292
LONG-TERM LIABILITIES
  Long-term debt and mortgages payable                                         101                   103                24
  Capital lease obligations                                                    288                   374               419
  Pension obligations                                                          874                   873               867
  Unfavorable operating leases                                                 302                   342               322
  Other long-term liabilities                                                  720                   424               486
                                                                           -------               -------           -------
TOTAL LIABILITIES                                                            4,606                 3,892             4,410

SHAREHOLDERS' EQUITY
 Preferred stock 20,000,000 shares authorized; no shares outstanding            --                    --                --
 Common stock $0.01 par value, 500,000,000 shares authorized;
    89,178,003, 89,633,760 and 89,655,445 shares issued, respectively            1                     1                 1
  Treasury stock, at cost                                                      (36)                   (1)               (1)
  Capital in excess of par value                                             2,045                 1,943             1,735
  Retained earnings (Accumulated deficit)                                    1,049                   248               (28)
  Accumulated other comprehensive income                                        --                     1                --
                                                                           -------               -------           -------
TOTAL SHAREHOLDERS' EQUITY                                                   3,059                 2,192             1,707
                                                                           -------               -------           -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $ 7,665               $ 6,084           $ 6,117
                                                                           =======               =======           =======


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                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)


                                                                                               PREDECESSOR
                                                                     SUCCESSOR COMPANY           COMPANY
                                                             ------------------------------   --------------
                                                                39-WEEKS         26-WEEKS        13-WEEKS
                                                                 ENDED            ENDED            ENDED
                                                             OCT. 27, 2004    OCT. 29, 2003   APRIL 30, 2003
                                                             -------------    -------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                            $     801        $     (28)       $    (862)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used for) operating activities:
       Depreciation and amortization                                  36               10              177
       Store closings inventory charges                               22               --               --
       Net gains on sales of assets                                 (911)              (3)              --
       Deferred income taxes                                         462               --               --
       Equity income in unconsolidated subsidiaries                   (3)              (3)              (7)
       Restructuring, impairments and other charges                   --               --               44
       Reorganization items, net                                      --               --              769
  Dividends received from Meldisco                                     3               --               36
  Cash used for store closings and other charges                      --              (11)             (64)
  Cash used for payments of exit costs and other
     reorganization items                                             --             (470)             (19)
  Change in:
       Merchandise inventories                                      (686)              27              480
       Accounts receivable                                            21               32              114
       Accounts payable                                              444               43             (117)
       Taxes payable                                                  11               (4)             (16)
       Other assets                                                   --              (39)               9
       Other liabilities                                             (29)              50               32
                                                               ---------        ---------        ---------
NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES                 171             (396)             576
                                                               ---------        ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of assets                                      524               93               64
  Capital expenditures                                              (179)             (61)              (4)
                                                               ---------        ---------        ---------
NET CASH PROVIDED BY INVESTING ACTIVITIES                            345               32               60
                                                               ---------        ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on capital lease obligations                              (37)             (29)             (16)
  Payments on debt                                                    (3)             (36)              (1)
  Proceeds from issuance of debt                                      --               60               --
  Debt issuance costs                                                 --              (46)              --
  Fees paid to Plan Investors                                         --              (13)              --
  Issuance of common shares                                           --              140               --
  Purchase of treasury stock                                          --               (3)              --
                                                               ---------        ---------        ---------
NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES                 (40)              73              (17)
                                                               ---------        ---------        ---------

NET CHANGE IN CASH AND CASH EQUIVALENTS                              476             (291)             619
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                     2,088            1,232              613
                                                               ---------        ---------        ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                       $   2,564        $     941        $   1,232
                                                               =========        =========        =========

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About Kmart Holding Corporation

Kmart Holding Corporation (NASDAQ: KMRT) and its subsidiaries (together, "Kmart") is a mass merchandising company that offers customers quality products through a portfolio of exclusive brands that include Thalia Sodi, Jaclyn Smith, Joe Boxer, Kathy Ireland, Martha Stewart Everyday, Route 66 and Sesame Street. For more information visit the Company's website at www.kmart.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION AND OTHER MATTERS

Statements or reports made by or on behalf of Kmart which address activities, events or developments that we expect or anticipate may occur in the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that reflect, when made, Kmart's current views with respect to current events and financial performance. Such forward-looking statements are generally identified by the words "believe," "expect," "anticipate," "project," and similar expressions and are based upon assumptions concerning future conditions that may ultimately prove to be inaccurate and involve risks, uncertainties and factors that could cause actual results to differ materially from any anticipated future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, factors relating to Kmart's internal operations and the external environment in which it operates; Kmart's ability to successfully implement business strategies and otherwise fund and execute planned changes in various aspects of the business; marketplace demand for the products of Kmart's key brand partners, as well as the engagement of appropriate new brand partners; changes in consumer spending and Kmart's ability to anticipate buying patterns and implement appropriate inventory strategies; Kmart's ability to reverse its negative same-store sales trend; competitive pressures and other third party actions, including pressures from pricing and other promotional activities of competitors, as well as new competitive store openings; Kmart's ability to properly monitor its inventory needs in order to timely acquire desired goods in appropriate quantities and/or fulfill labor needs at planned costs; Kmart's ability to attract and retain customers; Kmart's ability to maintain normal terms with vendors and service providers; Kmart's ability to maintain contracts, including leases, that are critical to its operations; Kmart's ability to develop a market niche; regulatory and legal developments; general economic conditions; weather conditions, including those which affect buying patterns of Kmart's customers; other factors affecting business beyond Kmart's control; Kmart's ability to attract, motivate and/or retain key executives and associates; and other risks detailed in Kmart's Securities and Exchange Commission filings. Kmart undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances after the date such statements were made.


                                             CONTACT: Kmart Media Relations
                                                      (248) 463-1021